FOR IMMEDIATE RELEASE                                EXHIBIT 99.1

National Western Life Announces 2012 Fourth Quarter and Full Year Earnings

Austin, Texas, March 8, 2013 ‑ Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today fourth quarter 2012 consolidated net earnings of $25.2 million, or $7.14 per diluted Class A common share, compared with consolidated net earnings of $4.4 million, or $1.23 per diluted Class A common share, for the fourth quarter of 2011. For the year ended December 31, 2012, the Company reported consolidated net earnings of $92.6 million, or $26.19 per diluted Class A common share, compared with $55.6 million, or $15.73 per diluted Class A common share, a year ago. The Company's book value per share increased to $382.37 as of December 31, 2012 from $351.27 at December 31, 2011.

Operating revenues, excluding realized gains (losses) on investments and realized and unrealized gains (losses) on index options, increased to $159.5 million for the quarter ended December 31, 2012, compared to $154.9 million reported in the fourth quarter of 2011. Operating revenues for the full year increased 4% to $624.3 million in 2012 from $600.0 million in 2011. Mr. Moody noted, "Premium dollars collected during 2012 surpassed $1 billion representing the third consecutive year we have accomplished this feat. Since the financial crisis emerged in 2008, we have been able to produce between $2.5 billion and $3.0 billion of new life insurance coverage each year. This is a solid performance given the backdrop of high domestic unemployment and a global financial slowdown we have encountered during this time frame."

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $21.9 million for the quarter ended December 31, 2012, or $6.20 per diluted Class A common share, compared to $4.7 million, or $1.31 per diluted Class A common share, in the same period for 2011. Commenting on the financial performance of the Company, Mr. Moody observed, "A year ago at this time we reported incremental charges against earnings from additional reserves and amortization of acquisition costs that we believed would put us in a better position going forward. The operating results reported during 2012 have firmly supported that viewpoint. Quarterly earnings from operations in 2012 were very consistent ranging from a low of $19 million to a high of $22 million." Earnings from operations for the full year of $84.0 million, or $23.76 per diluted Class A common share, represented an increase of 62% over 2011. Reflecting on the full year results, Mr. Moody added, "There are many headwinds in the U.S. and global economies that increase the number of challenges to overcome for a financial services organization like ourselves. However, experience has shown that our strong capital base and conservative financial disciplines have provided the staying power to produce sustainable earnings over time."

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia, and the Pacific Rim. The Company has approximately 280 employees and 17,700 contracted independent agents, brokers, and consultants, and at December 31, 2012, maintained total assets of $10.3 billion, stockholders' equity of $1.4 billion, and life insurance in force of $21.6 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Revenues, excluding investment and index option gains (losses)	159,499	154,894	624,315	600,019
Realized and unrealized gains (losses) on index options	(15,181)	5,438	27,147	(33,335)
Realized gains (losses) on investments	5,089	(457)	13,201	6,063
Total revenues	149,407	159,875	664,663	572,747

Earnings:
Earnings from operations	21,941	4,659	83,978	51,686
Net realized gains (losses) on investments	3,308	(297)	8,580	3,941
Net earnings	25,249	4,362	92,558	55,627

Net earnings attributable to Class A shares	24,535	4,238	89,940	54,053

Basic Earnings Per Class A Share:
Earnings from operations	6.20	1.31	23.76	14.62
Net realized gains (losses) on investments	0.94	(0.08)	2.43	1.12
Net earnings	7.14	1.23	26.19	15.74

Basic Weighted Average Class A Shares	3,435	3,435	3,435	3,433

Diluted Earnings Per Class A Share:
Earnings from operations	6.20	1.31	23.76	14.61
Net realized gains (losses) on investments	0.94	(0.08)	2.43	1.12
Net earnings	7.14	1.23	26.19	15.73

Diluted Weighted Average Class A Shares	3,435	3,435	3,435	3,437

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com